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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               December 31,  October 16,
                                          Fiscal Year          2001 through  2002 through  Fiscal     Six Months      Six Months
                                  ---------------------------   October 15,  December 28,   Year    Ended June 28,   Ended July 3,
                                   1999      2000      2001        2002         2003        2003         2003            2004
                                  -------  --------   -------  ------------  ------------  -------  ---------------  --------------
Earnings before fixed charges:
  Income (loss) before taxes,
  extraordinary items and
  accounting changes              $ 7,484  $ (5,794)  $ 7,414     $(2,755)     $(3,179)    $ 1,709      $ 1,673         $ 3,285
Portion of rents representative
  of interest factor                6,197     6,116     6,038       4,600        1,211       7,054        3,527           3,855
Interest on indebtedness(1)         5,775     6,905     6,825       5,206        2,210      11,157        5,440           5,608
                                  -------  --------   -------     -------      -------     -------      -------         -------
Earnings (loss) before fixed
  charges:                        $19,456  $  7,227   $20,277     $ 7,051      $   242     $19,920      $10,640         $12,748
                                  =======  ========   =======     =======      =======     =======      =======         =======
Fixed Charges:
Portion of rents representative
  of interest factor              $ 6,197  $  6,116   $ 6,038     $ 4,600      $ 1,211     $ 7,054      $ 3,527         $ 3,855
Interest on indebtedness(1)         5,775     6,905     6,825       5,206        2,210      11,157        5,440           5,608
                                  -------  --------   -------     -------      -------     -------      -------         -------
Total fixed charges               $11,972  $ 13,021   $12,863     $ 9,806      $ 3,421     $18,211      $ 8,967         $ 9,463
                                  =======  ========   =======     =======      =======     =======      =======         =======


Ratio of earnings to fixed
  charges                             1.6       0.6       1.6         0.7          0.1         1.1          1.2             1.3

Delinquency of earnings to
  fixed charges                   $    --  $ (5,794)  $    --     $(2,755)     $(3,179)    $    --      $    --         $    --

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(1) Interest on indebtedness includes amortization of discount on senior subordinated notes for fiscal 1999, 2000 and 2001 and for the period from December 31, 2001 through October 15, 2002 and includes amortization of discount on senior secured notes for the period from October 15, 2002 through December 28, 2003, fiscal 2003 and the six months ended
    June 28, 2003 and July 3, 2004.